Item 77D: Policies with Respect to Security Investments

SPARX Asia Funds (the "Registrant") incorporates herein by reference the supplement that was filed electronically with the SEC on September 17, 2007. (Accession No. 0000899681-07-000530)
which specified changes to the investment objective and policies of the SPARX Asia Pacific Opportunities Fund and the SPARX Asia Pacific Equity Income Fund as well as enhanced the derivatives risk disclosure included in the prospectus.